Exhibit 99.18

EXECUTION VERSION

SECURITY DEED DATED 2 DECEMBER 2014

BETWEEN:

(1)	CITIBANK N.A., ACTING THROUGH ITS LONDON BRANCH (“Party A”)

and

(2)	WAHA AC COÖPERATIEF U.A. (“Party B”)

WHEREAS:

(1)	Party A and Party B have entered into a share option transaction evidenced by a long form confirmation dated on or about the date hereof (the “Confirmation”) incorporating the ISDA Form (as defined in the Confirmation) and Schedule applicable thereto (the “Agreement”);

(2)	Party B wishes to grant a security interest to Party A over certain of its assets on the terms and conditions set forth below as security for its obligations to Party A pursuant to the Agreement.

NOW THEREFORE, this Security Deed witnesseth as follows:

1.	Definitions and Interpretation

1.1	Definitions

When used in this Security Deed the following terms shall have the following meanings:

“Accounts” means the Cash Account and the Securities Account;

“Cash Account” means any cash account maintained by the Custodian for the account of Party B under the Custody Agreement;

“Collateral Shares” the Shares held in the Accounts;

“Custodian” means Citibank N.A., London Branch;

“Custody Agreement” means the Custody Agreement between Party B and the Custodian 2 December dated 2014;

“Early Termination Date” means an “Early Termination Date” for the purposes of the Agreement as defined therein;

“Enforcement Event” means the occurrence or designation of an Early Termination Date under any Transaction as a result of an Event of Default in respect of which Party B is the Defaulting Party or, following the designation of an Early Termination Date, a failure by Party B to pay amounts due from it under the Agreement within the applicable grace period following such date. (For the purposes of this definition, “Defaulting Party” and “Transaction” shall have the meaning given to them in the Agreement);

“Event of Default” means an “Event of Default” for the purposes of the Agreement as defined therein;

“Income” means any dividends or other distributions of any kind whatsoever with respect to the Collateral Shares;

“Regulations” means the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226) as amended;

“Secured Obligations” means all obligations of Party B arising pursuant to the Agreement and this Security Deed;

“Securities Account” means any securities account maintained by the Custodian for the account of Party B under the Custody Agreement.

“Security Assets” means all right, title and interest Party B has or may at any time have in the Accounts and in all securities, cash and other assets (and all rights, benefits and proceeds attaching thereto or arising therefrom or in respect thereof) standing to the credit of the Accounts (and in each case including where relevant any interest in such securities, cash or assets accruing by virtue of the fact that the securities, cash or assets are held in a clearance or settlement system, or by a custodian or other intermediary and also including all rights to receive Income, redemption amounts, cash or other securities or assets arising from such securities, cash or assets); and

“Shares” shall have the meaning given to it in the Confirmation.

1.2	Interpretation

Capitalised terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

1.3	A person who is not a party to this Security Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Security Deed.

1.4	Party B shall pay and discharge the Secured Obligations in accordance with Confirmation or, as the case may be, this Security Deed.

1.5	For the purposes of Clauses 2.19 and 2.20 (other than following an Enforcement Event in which case Party A may select nominees in its unfettered discretion) any nominee of Party A shall be an employee or officer of Party A, a service provider to Party A which it customarily uses to hold and/or transfer securities held for its own account or a wholly-owned subsidiary of Party A or Party A’s parent undertaking.

2.	Granting of Security

2.1

As security for the payment and performance of the Secured Obligations, Party B hereby grants to Party A with full title guarantee and free from any adverse interest whatsoever (other than any security interest of Party A or the Custodian granted pursuant to this Security Deed and/or Custody Agreement or a lien routinely imposed on all securities in a relevant clearing system) (a) a security interest by way of first fixed charge over the Security Assets, and (b) if and to the extent that the charge under (a) does not take effect in accordance with its terms, a floating charge over the Security Assets; paragraph 14 of Schedule B1 to the Insolvency Act 1986 applies to such floating charge.

2.2	Party B assigns and agrees to assign by way of security, absolutely and unconditionally, to Party A all its right, title and interest from time to time in and to the Custody Agreement.

2.3	The security constituted by this Security Deed shall be a continuing security and shall not be satisfied or released by any intermediate payment or satisfaction of any part of the Secured Obligations, and shall not be affected by or merged with any other security interest now or subsequently held by Party A for all or any of the Secured Obligations.

2.4	Where any discharge is made in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be repaid on liquidation or otherwise without limitation, the security constituted by this Security Deed and the liability of Party B under this Security Deed shall continue as if there had been no such discharge or arrangement.

2.5	At any time after an Enforcement Event has occurred and is continuing, unless Party B has fully discharged all of the Secured Obligations, (1) Party A may at any time without further notice appoint in respect of the Security Assets, under seal or in writing under its hand or in the manner prescribed in Schedule B1 to the Insolvency Act 1986 (as applicable) any one or more persons qualified to be (i) an administrator (as defined in paragraph 1 of Schedule B1 to the Insolvency Act 1986) (an “Administrator”) or (ii) a receiver (a “Receiver”) of Party B over all or any part of the Security Assets in like manner in every respect as if Party A had become entitled under the Law of Property Act 1925 to exercise the power of sale conferred under that Act and (2) Party A shall, without prejudice to the foregoing, become entitled without prior notice to Party B or prior authorisation from any court, to sell or otherwise dispose of all or any part of the Security Assets (at the times, in the manner and on the terms it thinks fit). Party A shall be entitled to apply the proceeds of that sale or other disposal in paying the costs of that sale or disposal and in or towards the discharge of the Secured Obligations. Any such Receiver shall have all the rights, remedies, powers and discretions conferred by that Act and the Insolvency Act 1986 on a receiver appointed under it (save that Section 103 of the Law of Property Act 1925 shall not apply). To the fullest extent permitted by law, any right, power or discretion conferred by this Security Deed (either expressly or implicitly) upon a Receiver may, after the security becomes enforceable, be exercised by Party A without first appointing a Receiver or notwithstanding the appointment of a Receiver. The power of sale or other disposal shall operate as a variation and extension of the statutory power of sale under Section 101 of the Law of Property Act 1925. The restrictions contained in Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Security Deed or to any exercise by Party A of its right to consolidate mortgages or its power of sale. A certificate in writing by an officer or agent of Party A that any power of sale or other disposal has arisen and is exercisable shall be conclusive evidence of that fact, in favour of a purchaser of all or any part of the Security Assets.

2.6	Party A may remove any Receiver appointed by it and may, whenever it deems it expedient, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated. Party A may fix the remuneration of any Receiver appointed by it.

2.7	Each Receiver or Administrator is deemed to be the agent of Party B for all purposes and accordingly each Receiver is deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Law of Property Act 1925. Party A shall not incur any liability (either to Party B or to any other person) by reason of Party A appointing a Receiver or Administrator or for any other reason where Party A was (or considered in good faith that it was) entitled to appoint a Receiver or Administrator.

2.8	Party A and any Receiver may at any time or times delegate to any person(s) all or any of its rights, powers and discretions under this Security Deed on such terms (including power to sub-delegate) as Party A or the Receiver sees fit, and may employ agents, managers, employees, advisers and others on such terms as it sees fit.

2.9	The rights of Party A hereunder may be exercised as often as necessary, are cumulative and are not exclusive of its rights under the general law.

2.10	Once the Secured Obligations have been irrevocably and unconditionally paid or discharged in full, Party A shall take whatever action is reasonably necessary to irrevocably and unconditionally release the security granted by this Security Deed.

2.11	Party B may not withdraw any amounts of Collateral Shares from the Securities Account other than with the consent of Party A for the duration of the security interests constituted by this Security Deed.

2.12	Party B shall procure that for the duration of the security interests constituted by this Security Deed all amounts of cash received in respect of the Collateral Shares are paid into the Cash Account and are subject to the security interests created hereby.

2.13	Party B may not vary, amend, waive or terminate any terms of the Custody Agreement without the consent of Party A.

2.14	The security interests created in this Clause 2 shall become immediately enforceable and the power of sale and other powers conferred by law shall be exercisable by Party A immediately upon the occurrence of an Enforcement Event that is continuing.

2.15

Party B shall not, except to the extent provided in the Custody Agreement, the Agreement or this Security Deed, at any time without the prior written consent or agreement of Party A (i) create, extend or permit to subsist any mortgage or other fixed security, floating charge, pledge, hypothecation or lien (other than a lien arising by operation of law or a security interest arising by operation of the rules of any clearance or settlement system) or other security interest of any kind over the Security Assets, whether in any such case ranking in priority to or pari passu with or after the charges created by Party B under Clause 2.1, or (ii) sell, assign, transfer or otherwise dispose of or agree to sell, assign, transfer or otherwise dispose of any of the Security Assets.

2.16	To the extent that any of the Security Assets constitutes “financial collateral” and this Security Deed and the obligations of Party B hereunder or the Secured Obligations constitute a “security financial collateral arrangement” (in each case as defined in, and for the purposes of, the Regulations), if the security interests created in Clause 2 have become enforceable or as otherwise provided for in accordance with the terms of the Confirmation, Party A shall have the right to appropriate all or any part of such financial collateral in or towards discharge of the Secured Obligations. For this purpose, the parties agree that the value of such financial collateral so appropriated shall be as specified in the Confirmation. The parties further agree that the method of valuation provided for in the Confirmation shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.

2.17	The obligations of Party B and the security created pursuant hereto shall not be discharged, impaired or otherwise affected by:

(a)	any winding up, dissolution, administration or re-organisation of or other change in Party B or any other company, corporation, partnership or other person;

(b)	any of the Secured Obligations being at any time illegal, invalid, unenforceable or ineffective;

(c)	any time or other indulgence being granted to Party B or any other company, corporation, partnership or other person;

(d)	any amendment, variation, waiver or release of any of the Secured Obligations;

(e)	any failure to take or failure to realise the value of any other security in respect of the Secured Obligations or any release, discharge, exchange or substitution of any such security or any other security or purported security in respect of the Secured Obligations is not or ceases to be valid, binding or effective; or

(f)	any other act, event or omission which but for this provision would or might operate to impair, discharge or otherwise affect the obligations of Party B under this Security Deed.

2.18	Party A shall not be obliged to make any demand of Party B, to take any action or obtain judgment in any court against Party B or to make or file any proof or claim in a liquidation or insolvency of Party B or to enforce or seek to enforce any other security in respect of the Secured Obligations before enforcing the security created pursuant hereto or exercising any of its rights hereunder.

2.19	Notices of Security and Further Assurance

2.19.1	Party B shall promptly execute all documents and do all things (including the delivery, assignment or payment of all or part of the Security Assets to Party A or its nominee(s) that Party A may reasonably specify for the purpose of (a) exercising all of its rights hereunder or under law or (b) securing and perfecting its security over or title to all or any part of the Security Assets. In particular, Party B shall deliver a notice to the Custodian in the form of the Schedule hereto and procure that the Custodian acknowledges such notice in the form appended thereto.

2.19.2	At any time after an Enforcement Event has occurred and is continuing, unless Party B has fully discharged all of the Secured Obligations, Party B shall upon the demand from Party A (a) procure the transfer of the Security Assets into the name of Party A or such nominee(s), agents or purchasers as it shall direct and (b) execute all documents and do all other things that Party A may reasonably require to facilitate the realisation of the Security Assets.

2.20	Party B, by way of security, irrevocably appoints each of Party A and each person nominated by Party A for this purpose severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents (including any stock transfer forms and other instruments of transfer) and do all things that Party A may consider to be necessary for (a) carrying out any obligation imposed on Party B by this Security Deed or (b) exercising any of the rights conferred on Party A by this Security Deed or by law, (including, after the security constituted by this Security Deed has become enforceable, the exercise of any right of a legal or a beneficial owner of Security Assets). Party B shall ratify and confirm all things done and all documents executed by Party A or such nominated person in the proper exercise of that power of attorney.

2.21	Party B agrees that Party A shall be entitled without prior notice to Party B to transfer Shares held in the Securities Account to or to the order of Party A where the exercise of the share options documented pursuant to the Agreement requires the delivery of Shares by Party B to Party A. Party B acknowledges that Party A has a right of Rehypothecation as defined in the Confirmation, subject to the conditions and limitations set forth therein.

2.22	Party B agrees that it will remain liable under the Custody Agreement to perform all obligations imposed on it under the Custody Agreement and none of Party A, its agents, any receiver, administrator or any other person will at any time be under any obligation or liability to the Custodian under or in respect of the Custody Agreement.

2.23	Unless the security interests created by this Clause 2 have become enforceable, Party B shall be entitled to exercise all the voting rights attached to the Collateral Shares standing to the credit of the Securities Account (but only in a manner consistent with the terms of this Security Deed).

3.	Notices

3.1	Each communication to be made under or in connection with this Security Deed shall be made in writing and may be made by fax or letter.

3.2	Notices to Party A should be sent to:

Citibank N.A., acting through its London branch

33 Canada Square

London E14 5LB

United Kingdom

Attention: Strategic Equity Solutions (CGML)

Email: ecmss@citi.com

3.3	Notices to Party B should be sent to:

Waha AC Coöperatief U.A.

Teleportboulevard 140,

Amsterdam,

Noord-Holland 1043

EJ, Netherlands

Attention:            General Counsel

Fax No:               +971 2 667 7383

E-mail:                 legal.notices@wahacapital.ae

4.	Governing law

4.1	This Security Deed and all non-contractual obligations arising out of or in relation hereto are governed by and shall be construed in accordance with English law and Party B hereby irrevocably submits to the exclusive jurisdiction of the English courts.

4.2	Party B appoints Orangefield Services (UK) Limited, of Martin House, 5 Martin Lane, London, EC4R 0DP, United Kingdom (care of W.A. Smit) as its agent for service of process in England and Wales.

IN WITNESS WHEREOF Party B has executed and delivered this Security Deed as a Deed on the date first above written by

EXECUTED as a DEED
by WAHA AC COÖPERATIEF U.A.

/s/ Safwan Said
Safwan Said

Agreed and accepted by

/s/ Sophie Lecoq
Sophie Lecoq Managing Director
CITIBANK N.A., ACTING THROUGH ITS LONDON BRANCH

SCHEDULE 1

FORM OF NOTICE AND ACKNOWLEDGEMENT

PART 1

- Schedule 1-1 -

NOTICE TO CUSTODIAN

NOTICE dated 2 DECEMBER 2014

From:	WAHA AC COÖPERATIEF U.A. (the “Chargor”)

To:	CITIBANK N.A., ACTING THROUGH ITS LONDON BRANCH (the “Custodian”)

Copy:	CITIBANK N.A., ACTING THROUGH ITS LONDON BRANCH (the “Secured Party”)

CUSTODY AGREEMENT DATED 2 DECEMBER 2014

BETWEEN:

(1)	(THE CUSTODIAN)

and

(2)	(THE CHARGOR)

1.	Definitions

In this notice:

“Cash Account” means any cash account maintained by the Custodian for the account of the Chargor under the Custody Agreement.

“Collateral Cash” means the debt owed by the Custodian to the Chargor represented by the credit balance from time to time on the Cash Account.

“Collateral Securities” means the securities from time to time recorded in and represented by the Securities Account.

“Custody Agreement” means the custody agreement dated 2 December 2014 between the Custodian and the Chargor.

“Securities Account” means any securities account maintained by the Custodian for the account of the Chargor under the Custody Agreement.

2.	Notice

The Chargor gives notice to the Custodian that:

(a)	all of the rights of the Chargor under the Custody Agreement have been assigned to the Secured Party; and

(b)	all rights of the Chargor to the Collateral Securities and the Collateral Cash have been charged by way of a first fixed charge in favour of the Secured Party.

- Schedule 1-2 -

3.	Collateral Securities and Collateral Cash

The Chargor irrevocably instructs and authorises the Custodian to:

(a)	on its request, disclose to the Secured Party any information relating to the Custody Agreement or to any Collateral Securities or Collateral Cash requested by the Secured Party;

(b)	hold all the Collateral Securities and the Collateral Cash to the order of the Secured Party;

(c)	comply with the terms of any written notice or instruction relating to the Collateral Securities or Collateral Cash received by the Custodian from the Secured Party, including any instruction to sell the Collateral Securities, to deliver the Collateral Securities to any person nominated by the Secured Party and to pay the Collateral Cash to the Secured Party or any person the Secured Party nominates.

The Chargor is not permitted to withdraw any Collateral Securities or any Collateral Cash without the prior written consent of the Secured Party.

For the purposes of this Clause 3, the following persons are duly authorised signatories of the Secured Party with authority to give instructions as contemplated by this Clause 3 and the Custody Agreement.

Secured Party Authorised Signatories
Name	Position	Signature
John Park	SVP Equity MO	/s/ John Park
Dustin Sheppard	VP Equity MO	/s/ Dustin Sheppard

For the purposes of this Clause 3, the following persons are Callback Contacts for the purposes Clause 5 (Instructions) of the Custody Agreement.

- Schedule 1-3 -

Secured Party Callback Contracts
Name	Position	Telephone number
Dustin Sheppard	VP, Equity Middle Office	+1 (212) 723-5757
John Park	SVP, Equity Middle Office	+1 (212) 723-5757

4.	Custody Agreement

The Chargor will remain liable under the Custody Agreement to perform all the obligations assumed by it under the Custody Agreement.

None of the Secured Party, its agents, any receiver or any other person will at any time be under any obligation or liability to the Custodian under or in respect of the Custody Agreement.

The Chargor must not amend or waive any provision of or terminate the Custody Agreement without the prior consent of the Secured Party.

5.	General

The Chargor may comply with the instructions in this letter without any further permission from the Chargor or enquiry by the Custodian.

The instructions in this letter may not be revoked or amended without the prior written consent of the Secured Party.

This notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

Please confirm the agreement of the Custodian to the above by sending the attached acknowledgement to the Secured Party at 33 Canada Square, London E14 5LB, United Kingdom for the attention of “Strategic Equity Solutions (CGML)” with a copy to the Chargor.

/s/ Safwan Said
(Authorised signatory)
Safwan Said

WAHA AC COÖPERATIEF U.A.

- Schedule 1-4 -

PART 2

- Schedule 1-5 -

ACKNOWLEDGEMENT OF CUSTODIAN

ACKNOWLEDGMENT	dated DECEMBER 2014

From:	CITIBANK N.A., ACTING THROUGH ITS LONDON BRANCH (the Custodian)

To:	CITIBANK N.A., ACTING THROUGH ITS LONDON BRANCH (the Secured Party)

Copy:	WAHA AC COÖPERATIEF U.A. (the Chargor)

1.	Acknowledgement

The Custodian acknowledges receipt of the notice (the Notice) a copy of which is attached. Terms defined in the Notice have the same meaning in this acknowledgement.

The Custodian confirms that it accepts the instructions contained in the Notice and agrees to comply with the Notice.

2.	No third party interests

The Custodian confirms that it has not received notice of the interest of any third party in the Custody Agreement, any Securities Account or any Cash Account.

3.	Custody Agreement

The Custodian agrees that it will:

(a)	on request by the Secured Party, disclose to the Secured Party any information relating to the Custody Agreement, the Securities Account or the Cash Account which the Secured Party may at any time request;

(b)	notify the Secured Party of any breach of the Custody Agreement by the Chargor;

(c)	comply with the terms of any written notice or instruction relating to the Collateral Securities or Collateral Cash received by the Custodian from the Secured Party, including any instruction to realise the Collateral Securities, to deliver the Collateral Securities to any person nominated by the Secured Party and to pay the Collateral Cash to the Secured Party or any person the Secured Party nominates;

(d)	not allow any withdrawal from the Securities Account or the Cash Account without the prior written instructions of the Secured Party; and

(e)	not amend any term of the Custody Agreement without the prior written consent of the Secured Party.

- Schedule 1-6 -

4.	Set-off

The Custodian confirms that it has neither claimed nor exercised, nor will claim or exercise, any security interest, set-off, counter-claim or other right in respect of any Securities Account or Cash Account.

5.	Governing law

This acknowledgement and any non-contractual obligations arising out of or in connection with it are governed by English law.

(Authorised signatory)

CITIBANK N.A., ACTING THROUGH ITS LONDON BRANCH

- Schedule 1-7 -